July 29, 2010
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ANNOUNCES
CONSTRUCTION MATERIALS OFFICER CHANGES

BIRMINGHAM, Ala. — Vulcan Materials Company (NYSE: VMC) today announced several senior management changes in the Company’s Construction Materials Group.

J. Thomas Hill (51), currently President of Vulcan’s Southwest Division, will assume the position of President, Florida Rock Division, effective September 1.  Mr. Hill joined Vulcan in 1996 and has served in his current position since 2004.  Mr. Hill is replacing Thompson S. Baker II, who is leaving Vulcan to become CEO of Patriot Transportation Holding, Inc. (Nasdaq:  PATR), headquartered in Jacksonville, Florida.  Mr. Baker joined Vulcan in 2007 when Florida Rock Industries, Inc. merged with Vulcan.

Also effective September 1, Stanley G. Bass (49), currently President of Vulcan’s Midsouth Division, will assume the additional role of President, Southwest Division.  Mr. Bass joined Vulcan in 1996 and has served in his current position since 2005.

Vulcan also announced that Ronald G. McAbee (63) Senior Vice President, West, will retire during the first quarter of 2011.  Mr. McAbee joined Vulcan in 1974 and has served in his current position since 2007.

Commenting on the changes, Vulcan’s Chairman and CEO Donald M. James said, “Tom Hill and Stan Bass have extensive experience with the Company and in our industry.  Both are well prepared and suited for their expanded responsibilities.  We thank Tom Baker for the important contributions he has made to the integration of the Florida Rock businesses into Vulcan and wish him the best in his future endeavors.  Ron McAbee has made significant contributions to the success of Vulcan, including serving as Division President of two different divisions during his long and outstanding career with Vulcan.  We will miss Ron and wish him the best in his retirement.”

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

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